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                                                                    EXHIBIT 21.1



                         SUBSIDIARIES OF THE REGISTRANT

PARENT                                 SUBSIDIARIES                                JURISDICTION OF ORGANIZATION
Montpelier Re Holdings Ltd.            Montpelier Reinsurance Ltd.                 Bermuda
(the Registrant)
                                       Montpelier Marketing Services (UK) Ltd.     United Kingdom